UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2011

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of principal executive offices)

(269) 695-2700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 7, 2011, XPO Logistics, Inc. (the “Company”) issued a press release reporting its financial results for the quarter ended September 30, 2011. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. This information shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the registrant specifically incorporates any such information by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Sean Fernandez as Chief Operating Officer

On November 7, 2011, the Company announced that Sean Fernandez has been appointed as the Chief Operating Officer of the Company.

Mr. Fernandez, 48, is responsible for the day-to-day operations and P&L performance of the Company. Mr. Fernandez has more than 20 years of leadership experience with global companies in industries that include distribution, consumer goods manufacturing, trucking and transportation. He most recently served as Senior Vice President and General Manager–Consumables for NCR Corporation, and earlier held positions as Vice President–New Growth Platforms with Avery Dennison Corporation, Chief Operating Officer with SIRVA, Inc., group President with Esselte Corporation, Chief Operating Officer–Asia Pac Operations and divisional President with Arrow Electronics, Inc. and Senior Engagement Manager with McKinsey & Company, Inc., as well as numerous other executive positions. He holds a master of business administration degree from Harvard Business School and a bachelor’s degree in business administration from Boston College.

Employment Agreement with Sean Fernandez

On October 13, 2011, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved, and the Company entered into, the Employment Agreement by and between the Company and Sean Fernandez (the “Employment Agreement”). In accordance with the instruction to paragraph (c) of Item 5.02 of Form 8-K, the information contained in this Item 5.02 is being filed as part of this Current Report on Form 8-K on the date of the public announcement of Mr. Fernandez’s appointment as the Chief Operating Officer of the Company.

Term. Pursuant to the Employment Agreement, the term of Mr. Fernandez’s employment began on November 7, 2011 (the “Start Date”) and will end on September 2, 2016.

Title. Pursuant to the Employment Agreement, Mr. Fernandez will serve as the Chief Operating Officer of the Company.

Salary and Annual Bonus. Under the Employment Agreement, Mr. Fernandez’s annual base salary will be $475,000. As additional compensation, Mr. Fernandez will have the opportunity to earn a performance-based bonus for each year during his employment commencing in the 2012 fiscal year, targeted at 100% of his base salary and based upon his achievement of performance goals as determined by the Compensation Committee.

Make-Whole Payment. Under the Employment Agreement, in order to compensate Mr. Fernandez for all benefits and payments that he forfeited when he ceased employment with his former employer, Mr. Fernandez will receive a cash payment equal to $250,000 (the “Make-Whole Payment”), which is payable no later than March 15, 2012. Mr. Fernandez generally must remain employed until the payment date to receive the Make-Whole Payment.

Initial Equity Incentive Awards. The Employment Agreement provides that, on or as promptly as practicable following the Start Date, Mr. Fernandez will receive an award of 95,000 performance-based restricted stock units (“Performance-Based RSUs”), 55,000 time-based restricted stock units (“Time-Based RSUs”) and an award of options to purchase 55,000 shares of Company common stock (“Options” and, collectively with the Performance-Based RSUs and Time-Based RSUs, the “Awards”).

The Awards will be made, subject to approval by the Compensation Committee, under the Company’s 2011 Omnibus Incentive Compensation Plan and will be generally subject to the terms of such plan. Subject to Mr. Fernandez’s continued employment by the Company on each vesting date, the Awards will vest in five installments beginning on September 2, 2012 and on each of the first four anniversaries thereof as follows: (1) 25,000 Performance-Based RSUs will vest on the first vesting date and 17,500 Performance-Based RSUs will vest on each of the following four vesting dates, in each case, subject to Mr. Fernandez’s achievement of performance goals as determined by the Compensation Committee; (2) 5,000 Time-Based RSUs will vest on the first vesting date and 12,500 Time-Based RSUs will vest on each of the following four vesting dates; and (3) the Options will vest in equal annual installments of 20% on each vesting date.

Benefits and Business Expense Reimbursement. Mr. Fernandez is also eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team and will be reimbursed for all reasonable and necessary business expenses incurred in the performance of his duties during the term.

Termination Events. The Employment Agreement further provides that the Company may terminate Mr. Fernandez’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Fernandez may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement). Other than in the event of Mr. Fernandez’s death or disability, the severance payments described below are subject to and conditioned upon (1) Mr. Fernandez providing an irrevocable waiver and general release to the Company and (2) Mr. Fernandez’s compliance with the restrictive covenants contained in the Employment Agreement.

In the event that Mr. Fernandez dies or becomes disabled during the term or, either prior to a Change of Control (as defined in the Company’s 2011 Omnibus Incentive Compensation Plan) or more than two years following a Change of Control, the Company terminates Mr. Fernandez’s employment without Cause or he resigns for Good Reason, he generally will be entitled to, in addition to accrued benefits, two years’ base salary, as in effect on the date of termination, to be paid in substantially equal installments over the 24 months following the date of termination, plus any annual bonus that the Company has notified Mr. Fernandez in writing that he has earned prior to the date of termination but is unpaid as of the date of termination. In addition, Mr. Fernandez generally will be entitled to medical and dental coverage for a period of 12 months from the date of termination. Any monies Mr. Fernandez earns from other work will reduce these amounts, dollar-for-dollar, and medical and dental benefits will cease in the event Mr. Fernandez secures other employment. The Employment Agreement provides that, in the event of Mr. Fernandez’s death or disability, all unvested Awards will automatically vest. In addition, the Employment Agreement provides that, in the event Mr. Fernandez’s employment is terminated either by the Company without Cause or by Mr. Fernandez for Good Reason, a prorated portion of any unvested Awards outstanding as of the date of termination and scheduled to vest on the next vesting date following the date of termination will immediately vest as determined in accordance with the Employment Agreement. The portion of Performance-Based RSUs that will be eligible to vest upon such termination will be determined following the last day of the applicable performance period based on the Company’s actual performance during such period. The balance of any Awards will be forfeited upon the date of termination. The Employment Agreement also provides that, in the case of a termination of Mr. Fernandez’s employment by the Company without Cause (but not by Mr. Fernandez for Good Reason), Mr. Fernandez will receive the Make-Whole Payment to the extent not previously paid.

If Mr. Fernandez’s employment is terminated by the Company for Cause or if Mr. Fernandez voluntarily resigns without Good Reason, he will not be entitled to any severance pay or accelerated vesting of Awards, although he will be entitled to payment for any accrued benefits.

Change of Control. The Employment Agreement provides that, upon the occurrence of a Change of Control while Mr. Fernandez is still employed by the Company, all outstanding Awards will automatically vest. In addition, in the event that, within two years following a Change of Control, the Company terminates Mr. Fernandez’s employment without Cause or Mr. Fernandez resigns for Good Reason, the Employment Agreement provides that Mr. Fernandez will generally receive any accrued benefits, a lump-sum cash payment equal to three times the sum of his base salary and target annual bonus, each as in effect on the date of termination. In addition, Mr. Fernandez will generally receive any annual bonus that the Company has notified him in writing that he has earned prior to the date of termination but is unpaid as of such date and medical and dental coverage for a period of 36 months from the date of termination. In addition, in the case of a termination of Mr. Fernandez’s employment by the Company without Cause (but not by Mr. Fernandez for Good Reason), Mr. Fernandez will receive the Make-Whole Payment to the extent not previously paid.

Clawbacks. Under the Employment Agreement, Mr. Fernandez is subject to equity and annual bonus clawback provisions. In the event of (1) a breach of the restrictive covenants contained in the Employment Agreement, (2) the termination of Mr. Fernandez’s employment by the Company for Cause or (3) any significant financial restatement or material loss to the Company to which Mr. Fernandez has materially contributed due to fraud or willful misconduct, the Company may terminate or cancel any Awards granted to Mr. Fernandez by the Company (whether vested or unvested), and require Mr. Fernandez to forfeit or remit to the Company any amount payable (or the after-tax net amount paid or received by Mr. Fernandez) in respect of any such Awards. Furthermore, under the Employment Agreement, in the event that Mr. Fernandez engages in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss to the Company, the Company may require Mr. Fernandez to repay any annual bonus (net of any taxes paid by him) previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation such that Mr. Fernandez will only retain the amount that would have been payable to him after giving effect to the financial restatement or material loss.

Miscellaneous. Under the Employment Agreement, Mr. Fernandez is subject to the following restrictive covenants: employee and customer non-solicitation during his employment and for a period of three years thereafter, confidentiality and non-disparagement during his employment and thereafter, and non-competition during his employment and for a period of one year following termination by the Company without Cause or by Mr. Fernandez for Good Reason and for a period of three years following any other type of termination. In addition, the Company has the option to extend the non-competition period for two additional one-year periods following a termination by the Company without Cause or by Mr. Fernandez for Good Reason, provided that the Company continues to pay Mr. Fernandez’s base salary as in effect on the date of termination during the extended non-competition period.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of October 13, 2011, by and between XPO Logistics, Inc. and Sean Fernandez.

99.1	Press Release, dated November 7, 2011, issued by XPO Logistics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated November 7, 2011	XPO LOGISTICS, INC.

	By:	/s/ Bradley S. Jacobs
Bradley S. Jacobs
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of October 13, 2011, by and between XPO Logistics, Inc. and Sean Fernandez.

99.1	Press Release, dated November 7, 2011, issued by XPO Logistics, Inc.